NORMAN T. REYNOLDS
                                 Attorney At Law
                             Post Office Box 131326
                            Houston, Texas 77219-1326
                            Telephone: (713) 651-0244
                           Telecopier: (713) 355-4052
                        E Mail: ntreynolds@compuserve.com
 EXHIBIT 5
                                 February 28, 1999

Unicorp, Inc.
600 Travis
Suite 6500
Houston, Texas 77002

         Re:      Form S-8 Registration Statement; Commission File No. 2-73389

Gentlemen:

         I have acted as counsel for Unicorp, Inc. (the "Company") in connection with the registration by the Company of 185,000 shares of its common stock, par value $0.01 per share (the "Securities"), as contemplated by the Company's Registration Statement on Form S-8 filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

         In connection therewith, I have examined, among other things, the Articles of Incorporation, as amended, of the Company, the corporate proceedings of the Company with respect to the issuance and registration of the Securities, the Registration Statement, certificates of public officials, statutes and other instruments and documents, as a basis for the opinions expressed herein.

         Based upon and subject to the foregoing, and upon such other matters as I have determined to be relevant, I am of the opinion that:

         1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

         2. All of the Securities, upon issuance and delivery thereof, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Norman T. Reynolds
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Norman T. Reynolds